Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of July, 2003, by and between LYDALL, INC., a Delaware corporation (the “Company”), and CHRISTOPHER R. SKOMOROWSKI (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive (the “Parties”) have agreed to enter into this agreement (the “Agreement) relating to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Term of Employment; Termination of Prior Agreement.

(a) The Company agrees to continue to employ the Executive, and the Executive agrees to remain in the employment of the Company, in accordance with the terms and provisions of this Agreement.

(b) The Employment Period under this Agreement shall be the period commencing as of the date of this Agreement and ending on the date of termination of the Executive’s employment pursuant to Section 5, 6 or 7 below, whichever is applicable.

(c) Immediately upon the commencement of the Executive’s employment pursuant to the terms of this Agreement, that certain Agreements by and between the Executive and the Company dated as of March 1, 2000, February 1, 2000 and February 1, 1999, as amended, shall terminate and shall be of no further force or effect.

2. Duties. It is the intention of the Parties that during the term of his employment under this Agreement, the Executive will serve as Chief Operating Officer of the Company. During the Employment Period, the Executive will devote his full business time and attention and best efforts to the affairs of the Company and his duties as its Chief Operating Officer. The Executive will have such duties as are appropriate to his position as Chief Operating Officer, and will have such authority as required to enable him to perform these duties. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the Board of Directors of the Company (the “Board”).

3. Compensation and Benefits.

3.1 Salary. During the Employment Period, the Company will pay the Executive a base salary at an initial annual rate of Four Hundred Twenty Thousand Dollars ($420,000). The Board may, in its sole and absolute discretion, increase the Executive’s base salary in light of the Executive’s performance, inflation, changes in the cost of living and other factors deemed relevant by the Board. The Executive’s base salary may not be decreased during the term of this Agreement. The Chief Executive Officer of the Company shall meet with the Executive annually to review the Executive’s performance, objectives and compensation, including salary, bonus and stock options, and the Chief Executive Officer shall then meet with the Compensation and Stock Option Committee of the Board (the

“Compensation Committee”) to discuss the same. If the Compensation Committee determines that any adjustments thereto are appropriate, such committee shall make a recommendation to the full Board and the Board shall make such adjustments, if any, as the Board deems appropriate and consistent with this Agreement. The Executive’s base salary will be paid in accordance with the standard practices for other corporate executives of the Company.

3.2 Bonuses. During the Employment Period, the Executive will be eligible to receive annually or otherwise such bonus awards, if any, as shall be determined by the Board in its sole and absolute discretion after receiving the recommendation of the Compensation Committee.

3.3 Benefit Programs. During the Employment Period, the Executive will be entitled to participate on substantially the same terms as other senior executives of the Company in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company, including, but not limited to, pension and other retirement plans, profit sharing plans, stock incentive and individual performance award plans, group life insurance, hospitalization and surgical and major medical coverages (excluding the Lydall, Inc. Executive Medical Plan), short-term and long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.

3.4 Vacations and Holidays. During the Employment Period, the Executive will be entitled to vacation leave of five (5) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives. The Executive will be entitled to such holidays as are established by the Company for all employees.

3.5 Automobile. During the Employment Period, the Company will provide the Executive with an automobile allowance of no less than $500 per month.

4. Business Expenses. The Executive will be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by him in performing his services hereunder, provided he properly accounts therefor in accordance with the policies and procedures established by the Company.

5. Termination of Employment by the Company.

5.1 Involuntary Termination by the Company Other Than For Permanent and Total Disability, Cause, or Following Change of Control. The Company may terminate the Executive’s employment at any time other than (i) by reason of the Executive’s Permanent and Total Disability (as defined in Section 5.2) or (ii) for Cause (as defined in Section 5.3), by giving him a written notice of termination at least 30 days before the date of termination (or such lesser notice period as the Executive may agree to). In the event of such a termination of employment pursuant to this Section 5.1, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 12 months following a “Change of Control” (as defined in Section 10), or (ii) the benefits described in Section 9 if such termination of employment occurs within 12 months following a “Change of Control” (as defined in Section 10).

5.2 Termination Due to Permanent and Total Disability. If the Executive incurs a Permanent and Total Disability, as defined below, the Company may terminate the Executive’s employment by giving him written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive’s employment because of Permanent and Total Disability, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3.1 through the date which is twenty-four months following the date of such termination of employment, reduced by any amounts paid to the Executive under any disability program maintained by the Company, such base salary to be paid at the normal time for the payment of such base salary; (ii) a bonus for the year of termination of employment and for the next succeeding year (to be paid at the normal time for payment of such bonuses) in an amount equal to the average of the three highest annual bonuses earned by the Executive under the Company’s annual incentive bonus plan for any of the five calendar years preceding the calendar year of his termination of employment (or, if he was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid; (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits; and (iv) any reimbursement amounts owing under Section 4. In addition, if the Executive elects to continue coverage under the Company’s health plan pursuant to COBRA, the Company for a period of eighteen months following termination of the Executive’s employment by reason of Permanent and Total Disability will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. For the period of eighteen months following the termination of the Executive’s employment by reason of Permanent and Total Disability, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that senior executives of the Company generally are required to pay for such coverage. For purposes of this Agreement, the Executive shall be considered to have incurred a Permanent and Total Disability if he is unable to substantially carry out his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of such Permanent and Total Disability shall be evidenced by such medical certification as the Secretary of the Company shall require and shall be subject to the approval of the Compensation Committee.

5.3 Termination for Cause. The Company may terminate the Executive’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud on the part of the Executive resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the Executive was not legally entitled at the expense of the Company; (ii) a willful material breach by the Executive of his duties or responsibilities under this Agreement resulting in demonstrably material injury to the Company; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iv) habitual neglect or insubordination (defined as refusal to execute or carry out directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within thirty days following such notice; or (v) a material breach by the Executive of any of his obligations under the Lydall Employee Agreement executed by the Executive and attached hereto as Exhibit A. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a written notice of termination from the Compensation Committee after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Compensation Committee, finding that, in the good faith opinion of the Compensation Committee, the Executive was guilty of conduct set forth above in clause (i), (ii), (iii), (iv) or (v) of the first sentence of this Section 5.3 and specifying the particulars in detail. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid and at the normal time for payment of such compensation and benefits; and (iii) any reimbursement amounts owing under Section 4.

6. Termination of Employment by the Executive.

(a) Good Reason. The Executive may terminate his employment for Good Reason by giving the Company a written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive’s termination of his employment for Good Reason, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 12 months following a “Change of Control” (as defined in Section 10) or (ii) the benefits described in Section 9 if such termination of employment occurs within 12 months following a “Change of Control” (as defined in Section 10). For purposes of this Agreement, Good Reason shall mean (i) a significant reduction in the scope of the Executive’s authority, functions, duties or responsibilities from that which is contemplated by this Agreement; (ii) any reduction in the Executive’s base salary; (iii) a significant reduction in the employee benefits provided to the Executive (excluding the Lydall, Inc. Executive Medical Plan) other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company; or (iv) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive’s obligations hereunder or under the Lydall Employee Agreement, which breach is not cured within thirty days following written notice thereof to the Company of such breach. In addition, in the case of a termination of employment within 12 months following a “Change of Control” (as defined in Section 10), Good Reason shall also include the relocation of the Executive’s office location to a location more than 50 miles away from the Executive’s then current principal place of employment. If an event constituting a ground for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within 90 days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 90-day period has not expired).

(b) Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to). In the event of the Executive’s termination of his employment pursuant to this subsection (b), the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits; and (iii) any reimbursement amounts owing under Section 4.

7. Termination of Employment By Death. In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive (i) the Executive’s base salary pursuant to Section 3.1 earned through the date of the Executive’s death plus the Executive’s base salary for the period of vacation time earned but not taken for the year of the Executive’s death, such base salary to be paid at the normal time for payment of such base salary; (ii) a bonus for the year of the Executive’s death (to be paid within 90 days after the Executive’s death) in an amount equal to a pro rata portion of the average of the three highest annual bonuses earned by the Executive under the Company’s annual incentive bonus plan for any of the five calendar years preceding the calendar year of the Executive’s death (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid and with the pro rata portion being determined by dividing the number of days of the Executive’s employment during such calendar year up to his death by 365 (366 if a leap year);(iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits; and (iv) any reimbursement amounts owing under Section 4. In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans. If the Executive’s spouse and/or dependent children elect to continue coverage under the Company’s health plan following the Executive’s death pursuant to COBRA, the Company for a period of 18 months following the Executive’s death will pay the same percentage of the premium for COBRA coverage for the Executive’s spouse and/or dependent children, as applicable, as the Company would have paid in respect of the Executive’s coverage under such plan if the Executive had continued in employment with the Company for such period.

8. Benefits Upon Termination Without Cause or For Good Reason (No Change of Control). If (a) the Executive’s employment with the Company shall terminate (i) because of termination by the Company other than for Cause or Permanent and Total Disability pursuant to Section 5.1 or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a), and (b) such termination of employment does not occur within 12 months following a “Change of Control” of the Company (as defined in Section 10), the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefit to be paid at the normal time for payment of such base salary, compensation and benefits.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

(c) The Company shall pay to the Executive as a severance benefit an amount equal to two (2) times the sum of (i) his annual rate of base salary immediately preceding his termination of employment and (ii) the average of his annual bonuses earned under the Company’s annual incentive bonus plan for the three calendar years preceding his termination of employment (or, if he was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

(d) During the period of 18 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable, the Executive’s spouse and dependent children) shall remain covered by the medical, dental, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Executive (or his spouse or dependent children) of the portion of the premium for such coverage that actively employed senior executives with the Company generally are required to pay for such coverage. In the event that the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive (and, if applicable, his spouse and dependent children) with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available).

(e) The Company shall supplement the benefits payable in respect of the Executive under the Company’s Pension Plan and Supplemental Executive Retirement Plan (and any successor plans thereto) (collectively, the “Pension Plans”) by paying the difference between (i) the benefits that the Executive would have been entitled to receive under the Pension Plans if he had been credited with one and one-half additional years of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of termination of the Executive’s employment and (ii) the benefits that the Executive is entitled to receive under the Pension Plans determined without regard to this subsection(e). Such benefits shall be payable in the same form and at the same time as the benefits under the respective Pension Plans.

(f) The Company will pay the Executive a car allowance of $500 per month for 24 months following termination of the Executive’s employment to replace the Company-leased automobile, which leased automobile will be returned to the Company by the Executive on the date of termination of the Executive’s employment.

(g) The Company will provide the Executive with out-placement services (which may include secretarial services and office space, equipment and supplies) selected by the Executive, at the Company’s expense, up to a maximum of $20,000.

(h) The Executive shall be entitled to the Gross-up Payment, if any, described in Section 11.

(i) The Company shall promptly pay all reasonable attorneys’ fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement or to defend against any claim or assertion in connection with this Agreement, but only to the extent the Executive substantially prevails.

9. Benefits Upon Termination Without Cause or For Good Reason (Change of Control). If (a) the Executive’s employment with the Company shall terminate (i) because of termination by the Company other than for Cause or Permanent and Total Disability pursuant to Section 5.1 or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a) and (b) such termination of employment occurs within 12 months following a “Change of Control” of the Company (as defined in Section 10), the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

(c) The Company shall pay to the Executive as a severance benefit an amount equal to three (3) times the sum of (i) his annual rate of base salary immediately preceding his termination of employment and (ii) the average of his three highest annual bonuses earned under the Company’s annual incentive bonus plan for any of the five calendar years preceding his termination of employment (or, if he was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

(d) The Company shall pay to the Executive as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the Executive’s maximum bonus opportunity under the Company’s annual incentive bonus plan for the calendar year of termination of the Executive’s employment or, if none, such portion of the bonus awarded to him under the Company’s annual incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of his employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Executive’s employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said plan.

(e) During the period of 36 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable, the Executive’s spouse and dependent children) shall remain covered by the medical, dental, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Executive (or his spouse or dependent children) of the portion of the premium for such coverage that actively employed senior executives with the Company generally are required to pay for such coverage. In the event that the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive (and, if applicable, his spouse and dependent children) with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available).

(f) The Company shall supplement the benefits payable in respect of the Executive under the Company’s Pension Plan and Supplemental Executive Retirement Plan (and any successor plans thereto) (collectively, the “Pension Plans”) by paying the difference between (i) the benefits that the Executive would have been entitled to receive under the Pension Plans if he had been credited with three additional years of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of termination of the Executive’s employment and (ii) the benefits that the Executive is entitled to receive under the Pension Plans determined without regard to this subsection (f). Such benefits shall be payable in the same form and at the same time as the benefits under the respective Pension Plans.

(g) Each stock option granted by the Company to the Executive and outstanding immediately prior to termination of his employment shall be fully vested and immediately exercisable and may be exercised by the Executive (or, following his death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of his employment). Each restricted stock award granted by the Company to the Executive and outstanding immediately prior to termination of the Executive’s employment shall be fully vested upon such termination of employment.

(h) The Company will pay the Executive a car allowance, in an amount equal to Executive’s monthly lease allowance at the time of termination, per month for 24 months following termination of the Executive’s employment to replace the Company-leased automobile, which leased automobile will be returned to the Company by the Executive on the date of termination of the Executive’s employment.

(i) The Company will provide the Executive with out-placement services (which may include secretarial services and office space, equipment and supplies) selected by the Executive, at the Company’s expense, up to a maximum of $20,000.

(j) The Executive shall be entitled to the Gross-up Payment, if any, described in Section 11.

(k) The Company shall promptly pay all reasonable attorneys’ fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement or to defend against any claim or assertion in connection with this Agreement, but only to the extent the Executive substantially prevails.

10. Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the

Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or (d) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

11. Tax Gross-up.

(a) In the event that any payment or distribution made, or benefit provided, by the Company or any of its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other plan, program or arrangement of the Company or any of its affiliates but determined without regard to any additional payments required under this Section 11 (collectively the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the “Code”) (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all Federal, state, local or other taxes (including any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Executive may receive Gross-Up Payments under this Section 11 whether or not the Executive actually receives other payments or benefits under this Agreement.

(b) Subject to the provisions of subsection (c) of this Section 11, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 20 calendar days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an unqualified written opinion in form and substance satisfactory to the Executive that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies described in subsection (c) of this Section 11 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon the Company and the Executive.

(c) The Executive shall notify the Company in writing of any claim asserted in writing by the Internal Revenue Service to the Executive that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 60 days after the Executive is informed in writing of such claim and shall apprise the

Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall at the Company’s expense:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly as incurred all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c) of this Section 11, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (c) of this Section 11) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c) of this Section 11, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

12. Entitlement to Other Benefits. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

13. Indemnification. The parties agree that the Indemnification Agreement dated March 1, 2000 between the Executive and the Company and attached as Exhibit B shall remain in full force and effect.

14. General Provisions.

14.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.

14.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

14.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be faxed with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Lydall, Inc.
P.O. Box 151
One Colonial Road
Manchester, CT 06045-0151
Attn: Chief Executive Officer

To the Executive:	Christopher R. Skomorowski
48 Highwood Road
Simsbury, CT 06070

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

14.4 No Disparagement. The Executive shall not during the period of his employment with the Company, nor during the two-year period beginning on the date of termination of his employment for any reason, disparage the Company or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. The Executive agrees that the terms of this Section 14.4 shall survive the term of this Agreement and the termination of the Executive’s employment.

14.5 Proprietary Information and Inventions. The Lydall Employee Agreement previously executed by the Executive and attached hereto as Exhibit A is incorporated by reference in this Agreement, and the Executive agrees to continue to be bound thereby.

14.6 Covenant to Notify Management. The Executive agrees to abide by the Code of Ethics and Business Conduct of the Company as well as the Company’s other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns.

14.7 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.8 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by a) the Company’s successors and assigns and b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

14.9 Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

14.10 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 14.10, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries.

14.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

14.12 Statute of Limitations. The Executive and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than one year subsequent to the Executive’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

14.13 Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 14.4 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 14.4 and this Section 14.13 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law.

14.14 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.15 Entire Agreement. This Agreement, along with the Lydall Employee Agreement by and between the Executive and the Company, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Lydall Employee Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Lydall Employee Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

14.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

LYDALL, INC.

By:	/s/ DAVID FREEMAN	October 2, 2003
	David Freeman	Date
Chief Executive Officer

	/s/ CHRISTOPHER R. SKOMOROWSKI	October 2, 2003
	Christopher R. Skomorowski	Date